Exhibit 99.1
EBAY INC. REPORTS STRONG FIRST QUARTER 2013 RESULTS

Double-digit growth in revenue and net income, with customer growth accelerating at Marketplaces and PayPal

Total Company Enabled Commerce Volume Up 19% Year over Year

SAN JOSE, Calif., April 17, 2013 - Global commerce platform and payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the first quarter ended March 31, 2013, increased 14% to $3.7 billion, compared to the same period of 2012. The company reported first quarter net income on a GAAP basis of $677 million, or $0.51 per diluted share, and non-GAAP net income of $829 million, or $0.63 per diluted share. The year-over-year increase in first quarter GAAP and non-GAAP earnings per diluted share was driven primarily by strong top-line growth.

Downloads of eBay Inc.'s suite of mobile apps expanded the company's overall commerce footprint, surpassing 162 million since launch in the third quarter of 2008. eBay Inc. gained approximately 2.8 million new customers in the period through mobile, driving double-digit growth in active users at both PayPal and Marketplaces. Total company “enabled commerce volume” (ECV) grew 19% totaling $49 billion (ECV equals Marketplaces GMV, PayPal Merchant Services TPV, and GSI GeC Merchandise Sales not earned on eBay or paid for via PayPal or Bill Me Later).

"We had a strong first quarter, with accelerating user growth across both Marketplaces and PayPal, and with GSI enabling their retail clients to grow faster than ecommerce," said John Donahoe, eBay Inc. President and CEO. “Technology is creating a commerce revolution, and we are in the forefront with strong mobile leadership and a focus on helping retailers and brands engage consumers anytime, anywhere."

The company's PayPal business delivered strong first quarter performance with revenue increasing 18% to $1.5 billion. PayPal gained 5 million active registered accounts in the period and ended the quarter with 128 million, a 16% increase.  PayPal's net total payment volume (TPV) grew 21% to $41 billion, driven by consumer and merchant use of PayPal both on and off eBay.  PayPal continues to invest in growing its addressable market, product development, customer engagement and consumer awareness.  The company's mobile payment solution for small business, PayPal Here, became available for sale at more than 2,700 SoftBank locations across Japan and the iPad version of the product was launched in the U.S. PayPal also announced the chip and PIN version of PayPal Here in the U.K. which it plans to roll out this summer.  PayPal's offline initiatives are now live in almost 20,000 major retail locations in the U.S.

The company's Marketplaces business also delivered strong first quarter performance with revenue increasing 13% to $2.0 billion. Marketplaces gained 3.9 million active users in the period and ended the quarter with 116 million, a 13% increase. Gross merchandise volume (GMV), excluding vehicles, increased 13% to $18 billion, reflecting the continued improvements to eBay's core technology designed to make it easier and faster for consumers to shop and buy. Sold items increased 12%. Fixed price GMV grew 17% globally and represented 68% of total GMV. U.S. GMV, excluding vehicles, increased 16% as mobile engagement and momentum in fashion and tickets were key drivers of growth. International GMV, excluding vehicles, increased 11% to $11 billion. Marketplaces continues to invest in innovation and expanding its addressable market both locally and globally.

The company's GSI Commerce business contributed $236 million in revenue for the first quarter. Its enterprise commerce platform generated $807 million in global ecommerce (GeC) Merchandise Sales, while its marketing services fee business produced $50 million of revenue.  GSI enabled its clients to grow faster than the ecommerce market as measured by the 16% same stores sales growth, but revenue was pressured by a reduction in take rate. The company expects GSI's integrated omnichannel product portfolio, including complementary eBay Inc. assets, to be increasingly adopted by merchants seeking opportunities to grow their businesses while seamlessly meeting the needs of their consumers.

First Quarter 2013 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2013	2012	Change
eBay Inc.
Net revenue	$3,748	$3,277	$471	14%
Enabled commerce volume (ECV)	$48,795	$41,152	$7,643	19%
GAAP
Net income	$677	$570	$107	19%
Earnings per diluted share	$0.51	$0.44	$0.07	16%
Non-GAAP
Net income	$829	$725	$104	14%
Earnings per diluted share	$0.63	$0.55	$0.08	14%

	First Quarter
	2013	2012	Change
Business Units
Payments
Net revenue	$1,548	$1,309	$239	18%
Net total payment volume	$41,040	$33,857	$7,183	21%
Merchant Services	$28,087	$22,433	$5,654	25%
On eBay	$12,953	$11,424	$1,529	13%
Marketplaces
Net revenue	$1,957	$1,728	$229	13%
Gross merchandise volume (GMV), excl. vehicles	$18,326	$16,206	$2,120	13%
U.S. GMV	$7,364	$6,366	$998	16%
International GMV	$10,962	$9,840	$1,122	11%
GSI
Net revenue	$236	$237	$(1)	—%
GeC Merchandise Sales	$807	$715	$92	13%

Other Selected Financial Results

•
Operating margin — GAAP operating margin increased to 21.3% for the first quarter of 2013, compared to 19.9% for the same period last year. Non-GAAP operating margin increased to 27.4% in the first quarter, compared to 26.9% for the same period last year.

•
Taxes — The GAAP effective tax rate for the first quarter of 2013 was 16%, compared to 17% for the first quarter of 2012. For the first quarter of 2013 and 2012, the non-GAAP effective tax rate was 20% for both periods.

•	Cash flow — The company generated $937 million of operating cash flow and $638 million of free cash flow during the first quarter of 2013.

•	Stock repurchase program — The company repurchased approximately $476 million of its common stock in the first quarter of 2013.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $11.5 billion at both March 31, 2013 and December 31, 2012.

Business Outlook

•
Second quarter 2013 — eBay expects net revenues in the range of $3,800 - $3,900 million with GAAP earnings per diluted share in the range of $0.46 - $0.48 and non-GAAP earnings per diluted share in the range of $0.61 - $0.63.

•
Full year 2013 — eBay expects net revenues in the range of $16,000- $16,500 million with GAAP earnings per diluted share in the range of $2.23 - $2.29 and non-GAAP earnings per diluted share in the range of $2.70 - $2.75.

Quarterly Conference Call
eBay will host a conference call to discuss first quarter 2013 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) is a global commerce platform and payments leader connecting millions of buyers and sellers. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through GSI, which facilitates ecommerce, multichannel retailing and digital marketing for global enterprises. X.commerce harnesses the developer community of Magento, an ecommerce platform, by providing technology solutions and eBay Inc. capabilities to merchants of all sizes, supporting eBay Inc.'s mission of enabling commerce. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.
Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2013, and the future growth in the Payments, Marketplaces and GSI businesses, mobile payments and mobile commerce. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities, including GSI's v.11 initiative, at reasonable cost; and the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2013	December 31, 2012
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$6,530	$6,817
Short-term investments	2,872	2,591
Accounts receivable, net	743	822
Loans and interest receivable, net	2,150	2,160
Funds receivable and customer accounts	8,897	8,094
Other current assets	1,144	914
Total current assets	22,336	21,398
Long-term investments	3,172	3,044
Property and equipment, net	2,575	2,491
Goodwill	8,455	8,537
Intangible assets, net	1,023	1,128
Other assets	439	476
Total assets	$38,000	$37,074
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$411	$413
Accounts payable	308	301
Funds payable and amounts due to customers	8,897	8,094
Accrued expenses and other current liabilities	1,885	1,916
Deferred revenue	149	137
Income taxes payable	70	63
Total current liabilities	11,720	10,924
Deferred and other tax liabilities, net	832	972
Long-term debt	4,105	4,106
Other liabilities	231	207
Total liabilities	16,888	16,209

Total stockholders' equity	21,112	20,865
Total liabilities and stockholders' equity	$38,000	$37,074

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2013	2012
	(In millions, except per share amounts)

Net revenues	$3,748	$3,277
Cost of net revenues (1)	1,152	983
Gross profit	2,596	2,294
Operating expenses:
Sales and marketing (1)	697	677
Product development (1)	434	374
General and administrative (1)	408	372
Provision for transaction and loan losses	175	134
Amortization of acquired intangible assets	82	84
Total operating expenses	1,796	1,641
Income from operations	800	653
Interest and other, net	9	31
Income before income taxes	809	684
Provision for income taxes	(132)	(114)
Net income	$677	$570
Net income per share:
Basic	$0.52	$0.44
Diluted	$0.51	$0.44
Weighted average shares:
Basic	1,295	1,288
Diluted	1,319	1,308

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$14
Sales and marketing	33	30
Product development	32	30
General and administrative	33	37
	$111	$111

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2013	2012
	(In millions)
Cash flows from operating activities:
Net income	$677	$570
Adjustments:
Provision for transaction and loan losses	175	134
Depreciation and amortization	329	281
Stock-based compensation	111	111
Changes in assets and liabilities, net of acquisition effects	(355)	(565)
Net cash provided by operating activities	937	531
Cash flows from investing activities:
Purchases of property and equipment	(299)	(242)
Changes in principal loans receivable, net	(29)	(35)
Purchases of investments	(1,426)	(1,016)
Maturities and sales of investments	1,048	408
Acquisitions, net of cash acquired	(8)	(3)
Other	(5)	(5)
Net cash used in investing activities	(719)	(893)
Cash flows from financing activities:
Proceeds from issuance of common stock	102	85
Repurchases of common stock	(476)	(240)
Excess tax benefits from stock-based compensation	116	54
Tax withholdings related to net share settlements of restricted stock units and awards	(153)	(118)
Funds receivable and customer accounts	(803)	(373)
Funds payable and amounts due to customers	803	373
Net cash (used in) provided by financing activities	(411)	(219)
Effect of exchange rate changes on cash and cash equivalents	(94)	54
Net (decrease) increase in cash and cash equivalents	(287)	(527)
Cash and cash equivalents at beginning of period	6,817	4,691
Cash and cash equivalents at end of period	$6,530	$4,164

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,608	$1,672	$1,490	$1,491	$1,425
Current quarter vs prior quarter	(4)%	12%	—%	5%	(1)%
Current quarter vs prior year quarter	13%	16%	10%	10%	11%
Percent of Marketplaces revenue from international	55%	56%	55%	57%	55%

Payments	1,435	1,432	1,264	1,234	1,216
Current quarter vs prior quarter	—%	13%	2%	1%	5%
Current quarter vs prior year quarter	18%	24%	22%	25%	29%
Percent of Payments revenue from international	55%	56%	55%	55%	54%

GSI	186	333	170	164	182
Current quarter vs prior quarter	(44)%	97%	3%	(10)%	(38)%
Current quarter vs prior year quarter	2%	13%	14%	N/A	N/A
Percent of GSI revenue from international	5%	3%	3%	4%	4%

Total net transaction revenues	3,229	3,437	2,925	2,889	2,823
Current quarter vs prior quarter	(6)%	17%	1%	2%	(2)%
Current quarter vs prior year quarter	14%	19%	15%	23%	27%

Marketing services and other revenues
Marketplaces	349	378	316	323	303
Current quarter vs prior quarter	(8)%	20%	(2)%	7%	(8)%
Current quarter vs prior year quarter	15%	15%	5%	3%	13%
Percent of Marketplaces revenue from international	75%	72%	75%	74%	75%

Payments	113	109	102	123	93
Current quarter vs prior quarter	4%	7%	(17)%	32%	12%
Current quarter vs prior year quarter	22%	32%	37%	50%	87%
Percent of Payments revenue from international	4%	5%	6%	4%	8%

GSI	50	65	57	57	55
Current quarter vs prior quarter	(23)%	14%	—%	3%	(19)%
Current quarter vs prior year quarter	(9)%	(6)%	4%	N/A	N/A
Percent of GSI revenue from international	—%	—%	—%	—%	—%

Corporate and other	12	12	11	10	6

Total marketing services and other revenues	524	564	485	513	457
Current quarter vs prior quarter	(7)%	16%	(5)%	12%	(6)%
Current quarter vs prior year quarter	15%	16%	13%	27%	43%

Elimination of inter-segment net revenue and other (1)	(5)	(9)	(6)	$(4)	$(3)
Total net revenues	$3,748	$3,992	$3,404	$3,398	$3,277
Current quarter vs prior quarter	(6)%	17%	—%	4%	(3)%
Current quarter vs prior year quarter	14%	18%	15%	23%	29%

(1)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(In millions, except percentages)
U.S. net revenues	$1,789	$1,949	$1,637	$1,611	$1,581
Current quarter vs prior quarter	(8)%	19%	2%	2%	(5)%
Current quarter vs prior year quarter	13%	17%	15%	29%	39%
Percent of total	48%	49%	48%	47%	48%

International net revenues	1,959	2,043	1,767	1,787	1,696
Current quarter vs prior quarter	(4)%	16%	(1)%	5%	(1)%
Current quarter vs prior year quarter	16%	19%	15%	18%	21%
Percent of total	52%	51%	52%	53%	52%

Total net revenues	$3,748	$3,992	$3,404	$3,398	$3,277
Current quarter vs prior quarter	(6)%	17%	—%	4%	(3)%
Current quarter vs prior year quarter	14%	18%	15%	23%	29%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(In millions, except percentages)
Active registered accounts (1)	127.7	122.7	117.4	113.2	109.8
Current quarter vs prior quarter	4%	5%	4%	3%	3%
Current quarter vs prior year quarter	16%	15%	14%	13%	12%

Net number of payments (2)	681.6	691.7	589.2	564.8	555.7
Current quarter vs prior quarter	(1)%	17%	4%	2%	1%
Current quarter vs prior year quarter	23%	26%	28%	31%	31%

Net total payment volume (3)	$41,040	$41,471	$35,159	$34,451	$33,857
Current quarter vs prior quarter	(1)%	18%	2%	2%	1%
Current quarter vs prior year quarter	21%	24%	20%	20%	24%
Merchant Services net total payment volume as % of net total payment volume	68%	68%	67%	67%	66%

Transaction rates
Take rate	3.77%	3.72%	3.89%	3.94%	3.87%
Transaction expense	1.05%	1.03%	1.07%	1.07%	1.07%
Loss rate	0.29%	0.28%	0.30%	0.26%	0.26%
Transaction margin (4)	64.4%	64.7%	64.8%	66.3%	65.6%

Loan portfolio rates
Risk adjusted margin (5)	15.8%	15.6%	16.5%	15.5%	16.8%
Net charge-off rate (6)	5.3%	5.3%	4.9%	4.6%	4.5%
90-day delinquency rate (7)	2.7%	2.7%	2.9%	2.5%	2.4%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.

(2)	Number of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the quarter, excluding PayPal's payments gateway business.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the quarter, excluding PayPal's payment gateway business.

(4)
Transaction margin calculation has been adjusted to include total revenues (including revenue from credit) less transaction expense (including credit cost of funds) less transaction loss (including credit loan losses), divided by global take rate (based on global total revenues divided by total TPV).

(5)
The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.

(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.

(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.
Unaudited Marketplaces Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(In millions, except percentages)
Active Users (1)	116.2	112.3	108.3	104.8	102.4
Current quarter vs prior quarter	3%	4%	3%	2%	2%
Current quarter vs prior year quarter	13%	12%	10%	8%	7%

Gross Merchandise Volume (excluding vehicles) (2)	$18,326	$19,105	$16,281	$16,171	$16,206
Current quarter vs prior quarter	(4)%	17%	1%	—%	(2)%
Current quarter vs prior year quarter	13%	16%	11%	10%	12%

Vehicles Gross Merchandise Volume (3)	$1,686	$1,727	$1,994	$2,021	$1,871
Current quarter vs prior quarter	(2)%	(13)%	(1)%	8%	—%
Current quarter vs prior year quarter	(10)%	(7)%	(7)%	(10)%	(9)%

Fixed Price Trading (4) as % of total gross merchandise volume	68%	68%	66%	65%	64%
eBay's classifieds websites, brands4friends and Shopping.com are not included in these metrics.

(1)
All users, excluding users of Half.com, StubHub, and our Korean subsidiary, who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed items between users on Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.

(3)
Total value of all successfully closed vehicle transactions between users on Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, total gross merchandise volume related to eBay's “Buy It Now” feature on Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.
Unaudited GSI Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(In millions, except percentages)
GeC Merchandise Sales (1)	$807	$1,595	$698	$674	$715
Current quarter vs prior quarter	(49%)	129%	4%	(6%)	(48%)
Current quarter vs prior year quarter	13%	17%	16%	N/A	N/A

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through the GSI ecommerce services platform, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

eBay Inc.
Unaudited eBay Inc. Supplemental Operating Data

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(In millions, except percentages)
ECV	$48,795	$50,186	$42,593	$41,906	$41,152
Current quarter vs prior quarter	(3%)	18%	2%	2%	N/A
Current quarter vs prior year quarter	19%	N/A	N/A	N/A	N/A

(1)
Represents the total commerce and payment volume across all three business units consisting of Marketplaces GMV, PayPal Merchant Services TPV and GSI GeC Merchandise Sales. PayPal Merchant Services TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the period, excluding PayPal's payment gateway business and payments for transactions on our Marketplaces and GSI platforms.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.
eBay's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ending
June 30, 2013
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$3,800 - $3,900	$3,800 - $3,900
Diluted EPS	$0.46 - $0.48	$0.61 - $0.63

Twelve Months Ending
December 31, 2013
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$16,000- $16,500	$16,000- $16,500
Diluted EPS	$2.23 - $2.29	$2.70 - $2.75

(a)
Estimated non-GAAP amounts above for the three months ending June 30, 2013, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $95-$105 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $145-$155 million, and the accretion of a note receivable of approximately $5 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the 12 months ending December 31, 2013, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $380-$400 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $560-$600 million, and the accretion of a note receivable of approximately $20 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, eBay's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay's management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.
eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also previously excluded its proportionate share of Skype's stock-based compensation expense. The related employer payroll taxes is dependent on eBay's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses and transaction expenses from the acquisition or disposal of a business. eBay incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also previously excluded its proportionate share of Skype's amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the acquisition of a business and excludes this settlement payment. In addition, eBay's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. eBay excludes these items because management does not believe they correlate to the ongoing operating results of eBay's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	March 31,	March 31,
	2013	2012
	(In millions, except percentages)
GAAP operating income	$800	$653
Stock-based compensation expense and related employer payroll taxes	129	125
Amortization of acquired intangible assets within cost of net revenues	18	21
Amortization of acquired intangible assets within operating expenses	82	84
Restructuring	(4)	—
Total non-GAAP operating income adjustments	225	230
Non-GAAP operating income	$1,025	$883
Non-GAAP operating margin	27.4%	26.9%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	March 31,	March 31,
	2013	2012
	(In millions, except per share amounts)
GAAP income before income taxes	$809	$684
GAAP provision for income taxes	(132)	(114)
GAAP net income	$677	$570
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	225	230
Accretion of note receivable	(5)	(9)
Amortization of intangibles of investments	2	—
(Gain) Loss on divested business	—	3
Tax effect of non-GAAP adjustments	(70)	(69)
Non-GAAP net income	$829	$725

Diluted net income per share:
GAAP	$0.51	$0.44
Non-GAAP	$0.63	$0.55
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,319	1,308

GAAP effective tax rate	16%	17%
Tax effect of non-GAAP adjustments to net income	4%	3%
Non-GAAP effective tax rate	20%	20%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31,	March 31,
	2013	2012
	(In millions)
Net cash provided by operating activities	$937	$531
Less: Purchases of property and equipment	(299)	(242)
Free cash flow	$638	$289